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                                                              Exhibit 99 (b)(11)


                       CONSENT OF INDEPENDENT ACCOUNTANTS

We consent to the incorporation by reference in this Post-Effective Amendment No. 45 to the Registration Statement on Form N-1A (File No. 2-73948) under the Securities Act of 1933 of DFA Investment Dimensions Group Inc. of our reports dated January 17, 1997 on our audits of the financial statements and financial highlights of DFA Investment Dimensions Group Inc. and The DFA Investment Trust Company as of November 30, 1996 and for the respective periods then ended, which reports are included in the Annual Report to Shareholders.

We also consent to the reference to our Firm under the captions "Other Information" and "Financial Statements" in the Statements of Additional Information.



COOPERS & LYBRAND L.L.P.


2400 Eleven Penn Center
Philadelphia, Pennsylvania
March 28, 1997